EXHIBIT 10.12

EQUIFAX INC. 2008 OMNIBUS INCENTIVE PLAN

UK VERSION- UNAPPROVED OPTION SCHEME

NON-QUALIFIED STOCK OPTION AGREEMENT

[Participant]

Number of Shares Subject to Award: [Number of Shares]

Option Price:  $[Option Price]

Date of Grant:  [Grant Date]

Pursuant to the Equifax Inc. 2008 Omnibus Incentive Plan (the “Plan”), Equifax Inc., a Georgia corporation (the “Company”), has granted the above-named Participant (the “Participant”) an Option (the “Award”) to purchase shares of common stock of the Company (the “Shares”), the terms and conditions of which are set in this agreement (the “Agreement”) and in the Plan.  Capitalized terms used in this Agreement and not defined herein shall have the meanings set forth in the Plan.

1.         Grant of Option.  The Company on the Date of Grant set forth above granted to Participant (subject to the terms of the Plan and this Agreement) the right to purchase from the Company all or part of the Number of Shares stated above (the “Option”).  This Agreement is not intended to be, and shall not be treated as, an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.              Basic Terms and Conditions.  The Option is subject to the following basic terms and conditions:

a.     Expiration Date.  Except as otherwise provided in this Agreement, the Option will expire ten (10) years from the Date of Grant (the “Expiration Date”).

b.     Exercise of Option.  Except as provided in Sections 2(d) or 3, the Option shall be exercisable with respect to one-third of the Number of Shares subject to this Option on each of the first three anniversaries of the Date of Grant so that this Option shall be fully exercisable on the third anniversary of the Date of Grant, provided the Participant (i) remains employed by the Company or a Subsidiary or (ii) subject to the provisions of Section 2(d)(ii), terminates employment by reason of Retirement (as such term is defined in the Plan).  Once exercisable, in whole or part, the Option will continue to be so exercisable until the earlier of the termination of Participant’s rights under Section 2(d) or 3, or the Expiration Date.

c.     Method of Exercise and Payment for Shares.  In order to exercise the Option, it must be vested and must not have expired, and Participant must give written notice in a manner prescribed by the Company from time to time together with payment of the Option Price to the Company at the Company’s principal office in Atlanta, Georgia, or as otherwise directed by the Committee.  The Date of Exercise will be the date of receipt of the notice or any later date specified in the notice.  Participant must pay the Option Price (i) in cash or a cash equivalent acceptable to the Committee, (ii) by the surrender (or attestation of ownership) of Shares with an aggregate Fair Market Value (based on the closing price of a share of Common Stock as reported on the New York Stock Exchange composite index on the Date of Exercise) that is not less than the Option Price, (iii) by a combination of cash and Shares or (iv) by net settlement of the Option in the manner designated by the Committee.  Not all forms and methods of payment are available in every country.  Except as restricted by applicable law, payment of the Option Price may be delayed in the discretion of the Committee to accommodate proceeds of sale of some or all of the shares to which this grant relates.

If at exercise, Participant is not in compliance with the Company’s minimum stock ownership guidelines then in effect for Participant’s job grade or classification, if any, Participant will not be entitled to exercise the Option using a “cashless exercise program” of the Company (if then in effect), unless the net proceeds received by Participant from that exercise consist only of Shares and Participant agrees to hold all those Shares for at least one (1) year.

d.     Termination of Employment.  Except as provided in Subsections (i), (ii), (iii) or (iv) below, or Section 3, the Option will expire and will not be exercisable after termination of Participant’s employment with the Company or a Subsidiary.

i.      Elimination of Position.  Except as provided in Sections 3 or 4 below, if the termination of Participant’s employment results from the Company’s elimination of the position held by Participant, then Participant will continue to have the right to exercise the Option with respect to that portion of the Number of Shares for which the Option was vested and exercisable on the date of Participant’s termination of employment and the remaining portion shall be forfeited and cancelled.  Except as provided in Subsection 2(d)(iv)(A) below, the right to exercise the vested portion of the Option will continue until the earlier of the last day of the one-year period commencing on the date of termination of employment, or the Expiration Date.

ii.     Retirement.  Except as provided in Sections 3 or 4 below, if the termination of Participant’s employment results from Participant’s Retirement (as such term is defined in the Plan), Participant will continue to vest in the Option in accordance with the original vesting schedule in Section 2(b) above as if Participant had remained actively employed; provided, that upon Participant’s death, all vesting will cease and the Option will be exercisable with respect to that portion of the Number of Shares for which the Option is vested and exercisable on the date of Participant’s death and the remaining portion shall be forfeited and cancelled.

        Participant will continue to have the right to exercise the Option with respect to that portion of the Number of Shares for which the Option is vested and exercisable from time to time until the earlier of the last day of the sixty (60) month period following Participant’s Retirement, or the Expiration Date.

iii.    Disability.  Except as provided in Sections 3 or 4 below, if the termination of Participant’s employment results from Participant’s Disability (as such term is defined in the Plan), then Participant will continue to have the right to exercise the Option with respect to that portion of the Number of Shares for which the Option was vested and exercisable on the last date of Participant’s active employment and the remaining portion shall be forfeited and cancelled. Except as provided in Section 2(d)(iv)(A) below, the right to exercise the vested portion of the Option will continue until the earlier of the last day of the sixty (60) month period following the last date of Participant’s active employment or the Expiration Date.

iv.    Death.

(A) Except as provided in Sections 3 or 4 below, if the termination of Participant’s employment results from Participant’s death, then Participant’s estate, or the person(s) to whom Participant’s rights under this Agreement pass by will or the laws of descent and distribution, will have the right to exercise the Option with respect to that portion of the Number of Shares for which the Option was vested and exercisable on the date of Participant’s death and the remaining portion shall be forfeited and cancelled.  The right to exercise the vested portion of the Option will continue until the earlier of the last day of the sixty (60) month period following Participant’s death or the Expiration Date.

(B) If Participant dies following termination of employment and prior to the expiration of any remaining period during which the Option may be exercised in accordance with Subsections (i), (ii) or (iii) above, or Section 3, the remaining period during which the Option will be exercisable (by Participant’s estate, or the person(s) to whom Participant’s rights under this Agreement pass by will or the laws of descent and distribution) will be the greater of (a) the remaining period under the applicable section or paragraph referred to above, or (b) six 6) months from the date of death; provided that under no circumstances will the Option be exercisable after the Expiration Date.

3.           Change of Control.  If a Change of Control of the Company occurs while Participant is employed by the Company or a Subsidiary, then the entire Number of Shares represented by the Option which have not yet been exercised will become immediately vested and exercisable (the “Unexercised Portion”).  The Committee, in its discretion, may terminate the Option upon a Change of Control; provided, however, that at least 30 days prior to the Change of Control, the Committee notifies the Participant that the Option will be terminated and provides the Participant, at the election of the Committee, either (i) a cash payment equal to the difference between the Fair Market Value of the vested Options (including Options that would become vested upon the Change in Control as provided above) and the Exercise Price for such Options, computed as of the date of the Change of Control and to be paid no later than three (3) business days after the Change of Control, or (ii) the right to exercise all vested Options (including Options that would become vested upon the Change of Control as provided above) immediately prior to the Change of Control. If the Unexercised Portion of the Options continue to remain outstanding after the Change of Control and if Participant’s employment with the Company or a Subsidiary terminates after the date on which the Change of Control occurs other than as a result of a termination by the Company or a Subsidiary for Cause, then Participant (or, if applicable, Participant’s estate or the person(s) to whom Participant’s rights under this Agreement pass by will or the laws of descent and distribution) will have the right to exercise the Unexercised Portion.  Except as provided in Section 2(d)(iv)(B) above or Section 4 below, that right may be exercised until the earlier of the last day of the sixty (60) month period following the termination of Participant’s employment or the Expiration Date.

4.              Cancellation and Rescission of Option.

(a) If, at any time, (i) during Participant’s employment with the Company or a Subsidiary or (ii) during the period after Participant’s termination of employment with the Company or any Subsidiary for any reason during which all or part of the Option remains exercisable, but not to exceed 24 months following Participant’s termination of employment, Participant engages in any “Detrimental Activity” (as defined in subsection (b) below), the Committee may, notwithstanding any other provision in this Agreement to the contrary, cancel, rescind, suspend, withhold or otherwise restrict or limit this Option as of the first date Participant engaged in the Detrimental Activity, as determined by the Committee.  Without limiting the generality of the foregoing, the Committee may also require Participant to pay to the Company any gain realized by Participant from exercising all or any portion of the Option hereunder during the period beginning six (6) months prior to the date on which Participant engaged or began engaging in Detrimental Activity.

(b) For purposes of this Agreement, “Detrimental Activity” shall mean and include any of the following:

i.          the breach or violation of any other agreement between Participant and the Company relating to protection of Confidential Information or Trade Secrets, solicitation of employees, customers or suppliers, or refraining from competition with the Company;

ii.         the disclosure, reproduction or use of Confidential Information or Trade Secrets (each as defined below) for the benefit of Participant or third parties except in connection with the performance of Participant’s duties for the Company or, after advance notice to the Company, as required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction;

iii.        the use, reproduction, disclosure or distribution of any information which the Company is required to hold confidential under applicable federal and state laws and regulations, including the federal Fair Credit Reporting Act (15 U.S.C. § 1681 et seq.) and any state credit reporting statutes;

iv.        the making, or causing or attempting to cause any other person to make, any statement, either written or oral, or conveying any information about the Company which is disparaging or which in any way reflects negatively upon the Company;

v.         the solicitation or attempt to solicit any customer or actively targeted potential customer of the Company with whom the Participant had material contact on the Company’s behalf during the 12 months immediately preceding Participant’s termination of employment;

vi.        the solicitation or recruitment, attempt to solicit or recruit, or the assistance of others in soliciting or recruiting, any individual who is or was, within 6 months of the date in question, an employee of the Company unless such former employee was terminated by the Company without cause, or the inducement of (or attempt to induce) any such employee of the Company to terminate his employment with the Company; or

vii.       the refusal or failure of Participant to provide, upon the request of the Company, a certification, in a form satisfactory to the Company, that he or she is in full compliance with the terms and conditions of the Plan and this Agreement, including, without limitation, a certification that Participant is not engaging in Detrimental Activity.

(c)   “Trade Secret” means information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential Company customers or suppliers which (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of the Company’s efforts that are reasonable under the circumstances to maintain secrecy; or as otherwise defined by applicable state law.

(d)   “Confidential Information” means any and all knowledge, information, data, methods or plans (other than Trade Secrets) which are now or at any time in the future developed, used or employed by the Company which are treated as confidential by the Company and not generally disclosed by the Company to the public, and which relate to the business or financial affairs of the Company, including, but not limited to, financial statements and information, marketing strategies, business development plans, acquisition or divestiture plans, and product or process enhancement plans.

5.   Termination for Cause.  For purposes of this Agreement, termination for “Cause” means termination as a result of (a) the willful and continued failure by Participant to substantially perform his or her duties with the Company or any Subsidiary (other than a failure resulting from Participant’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Participant by his or her superior officer which specifically identifies the manner the officer believes that Participant has not substantially performed his or her duties, or (b) Participant’s willful misconduct which materially injures the Company, monetarily or otherwise.  For purposes of this Section, Participant’s act, or failure to act, will not be considered “willful” unless the act or failure to act is not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.

6.   Non-Transferability of Award.  Subject to any valid deferral election, the rights and privileges conferred under this Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by operation of law or otherwise (except as permitted by the Plan).  Any attempt to do so contrary to the provisions hereof shall be null and void.  Upon Participant’s death, the Option may be transferred by will or by the laws of descent and distribution, in which case all of Participant’s remaining rights under this Agreement must be transferred undivided to the same person or persons.  During Participant’s lifetime, only Participant (or Participant’s legal representative if Participant is incompetent) may exercise the Option.

7.   Conditions to Exercise of Award and Issuance of Shares.  The Shares deliverable to the Participant upon the exercise of the Option hereunder may be either previously authorized but unissued Shares or issued Shares which have been reacquired by the Company.  The Company shall not be required to honor the exercise of the Option or issue any certificate or certificates for Shares prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings and regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Committee shall, in its discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the grant of the Shares as the Committee may establish from time to time for reasons of administrative convenience.

8.   No Rights as Shareholder.  Except as provided in Sections 3 or 11, the Participant shall not have voting, dividend or any other rights as a shareholder of the Company with respect to the unexercised Option.  Upon exercise of a vested Award into Shares, the Participant will obtain full voting and other rights as a shareholder of the Company with respect to such Shares.

9.   Administration.  The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participant, the Company, and all other interested persons.  No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

10.   Fractional Shares.  Fractional shares will not be issued, and when any provision of this Award Agreement otherwise would entitle Participant to receive a fractional share, that fraction will be disregarded.

11.  Adjustments in Capital Structure.  In the event of a change in corporate capitalization as described in Section 18 of the Plan, the Committee shall make appropriate adjustments to the number and class of Shares or other stock or securities subject to the Option and to the purchase price for such Shares or other stock or securities.  The Committee’s adjustments shall be effective and final, binding and conclusive for all purposes of this Agreement.

12.  Taxes.  Regardless of any action the Company or a Subsidiary (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him or her is and remains Participant’s responsibility and that the Company and/or the Employer (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and receipt of any dividends; and (ii) do not commit to structure the terms or the grant or any aspect of this Option to reduce or eliminate Participant’s liability for Tax-Related Items.  Prior to the exercise of this Option, Participant shall pay or make adequate arrangements satisfactory to the Company and or the Employer to withhold all applicable Tax-Related Items legally payable from Participant’s wages or other cash compensation paid to Participant by the Company and or the Employer or from proceeds of the sale of Shares.  Alternatively, or in addition, if permissible under local law, the Company may (1) sell or arrange for sale of Shares that Participant acquires to meet the required withholding obligations for Tax-Related Items, and or (2) withhold in Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the required minimum withholding amount.  In addition, Participant shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Participant’s participation in the Plan or Participant’s purchase of Shares that cannot be satisfied by the means previously described.  The Company may refuse to honor the exercise and refuse to deliver the Shares if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

13.  Consents.  By accepting the grant of this Option, Participant acknowledges and agrees that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement; (ii) the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants of stock options, or benefits in lieu of stock options, even if stock options have been granted repeatedly in the past; (iii) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (iv) the Participant’s participation in the Plan shall not create a right of further employment with the Company and shall not interfere with the ability of the Company to terminate Participant’s employment relationship at any time with or without cause and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law; (v) Participant is participating voluntarily in the Plan; (vi) this Option is an extraordinary item that is outside the scope of Participant’s employment contract, if any; (vii) this Option is not part of normal or expected compensation or salary for any purposes, including but not limited to calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law; (viii) in the event Participant is not an employee of the Company, this Option award will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary or Affiliate; (ix) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (x) if the underlying Shares do not increase in value, this Option will have no value; (xi) if Participant exercises this Option and obtains Shares, the value of those Shares acquired upon exercise may increase or decrease in value, even below the Option Price; (xii) in consideration of the grant of this Option, no claim or entitlement to compensation or damages shall arise from termination of this Option or diminution in value of this Option or Shares purchased through exercise of this Option resulting from termination of Participant’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the terms of this Agreement, Participant shall be deemed irrevocably to have waived any entitlement to pursue such claim; and (xiii)  except as otherwise expressly provided in the Plan, in the event of involuntary termination of employment (whether or not in breach of local labor laws), Participant’s right to receive stock options and vest in stock options under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law; furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), Participant’s right to exercise this Option after termination of employment, if any, will be measured by the date of termination of Participant’s active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of this Option.

14.  Consent for Accumulation and Transfer of Data.  Participant consents to the accumulation and transfer of data concerning him or her and the Option to and from the Company and UBS, or such other agent as may administer the Plan on behalf of the Company from time to time.  In addition, Participant understands that the Company holds certain personal information about Participant, including but not limited to his or her name, home address, telephone number, date of birth, social security number, salary, nationality, job title, and details of all options awarded, vested, unvested, or expired (the “personal data”).  Certain personal data may also constitute “sensitive personal data” within the meaning of applicable local law.  Such data include but are not limited to information provided above and any changes thereto and other appropriate personal and financial data about Participant.  Participant hereby provides explicit consent to the Company to process any such personal data and sensitive personal data.  Participant also hereby provides explicit consent to the Company to transfer any such personal data and sensitive personal data outside the country in which Participant is employed, and to the United States.  The legal persons for whom such personal data are intended are the Company, UBS and any other company providing services to the Company in connection with compensation planning purposes or the administration of the Plan.

15.  Plan Information.  Participant agrees to receive copies of the Plan, the Plan prospectus and other Plan information, including information prepared to comply with laws outside the United States, from the Plan website referenced above and shareholder information, including copies of any annual report, proxy statement, Form 10-K, Form 10-Q, Form 8-K or other report filed with the SEC, from the investor relations section of the Equifax website at www.equifax.com.  Participant acknowledges that copies of the Plan, Plan prospectus, Plan information and shareholder information are available upon written or telephonic request to the Company’s Corporate Secretary.

16.  Plan Incorporated by Reference; Conflicts.  The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to Participant’s interest except by means of a writing signed by the Company and Participant.  Notwithstanding the foregoing, nothing in the Plan or this Agreement shall affect the validity or interpretation of any duly authorized written agreement between the Company and Participant under which an Option properly granted under and pursuant to the Plan serves as any part of the consideration furnished to Participant. If provisions of the Plan and the provisions of this Agreement conflict, the Plan provisions will govern.

17.  Participant Bound by Plan.  Participant acknowledges receiving a summary of the Plan, and agrees to be bound by all the terms and conditions of the Plan.  Except as limited by the Plan or this Agreement, this Agreement is binding on and extends to the legatees, distributees and personal representatives of Participant and the successors of the Company.

18.  Governing Law.  This Agreement has been made in and shall be construed under and in accordance with the laws of the State of Georgia, USA without regard to conflict of law provisions.

19.  Translations.  If Participant has received this or any other document related to the Plan translated into any language other than English and if the translated version is different than the English version, the English version will control.

20.  Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

21.  NIC Agreement.  It is a condition of the grant of this Option that the Participant enters into an agreement whereby the liability for payment of the employer’s secondary national insurance arising in connection with the Option is transferred to the Participant. The agreement is attached hereto.  This agreement does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the Social Security Contributions and Benefits Act 1992 or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.  Failure to complete and return the signed agreement will result in the Option being null and void.

PARTICIPANT	EQUIFAX INC.

(Signature)	By:
Richard F. Smith
Chairman & CEO
(Printed Name)

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING

SECURITIES THAT HAVE BEEN REGISTERED UNDER THE

SECURITIES ACT OF 1933.

#132157 (5/19/08)

EQUIFAX INC. 2008 OMNIBUS INCENTIVE PLAN

(“the Plan”)

Participant’s Agreement to Transfer the Employer Liability for Secondary NICs
on Share Option Gains to Participant
(“the Agreement”)

This Agreement is made by the above-named Participant (“the Participant”).  It is made jointly with the Participant’s employer, Equifax Plc whose registered office is at Capital House, 25 Chapel Street, London, NW1 5DS (“the Employer”).  This Agreement also relates to any options granted under the Plan on or after the date of this election.

Relevant legislation

This Agreement relates to the secondary liability of the Employer to pay national insurance contributions (“NICs”) on any remuneration of the Participant which, under section 4(4)(a), Social Security Contributions and Benefits Act 1992, will be treated as remuneration derived from the Participant’s employment. The effect of such legislation is that the following will be treated as remuneration for NICs purposes:

•                  any gain on which the Participant is chargeable to income tax on exercise of an Option which is not approved for UK tax purposes and such gain arises at a time when the shares under an Option are “readily convertible assets”; and

•                  any gain made by the Participant pursuant to the receipt of a cash payment by the Participant on the assignment, release or cancellation of an Option (whether or not the said shares are “readily convertible assets”), in either case such that the income tax liability needs to be collected by the Employer through the PAYE system.

Purpose

The purpose of this Agreement is to transfer to the Participant the liability for the Employer’s secondary NICs which arise in respect of an Option.

NICs liability to be transferred

Under this Agreement liability for 100% of the Employer’s said secondary NICs shall be transferred to the Participant.

Method of securing that transferred secondary NICs liability is met

In order to secure the collection of the secondary NICs from the Participant the following arrangements shall apply:

•                  the Participant shall make a cash payment of an appropriate amount to the Employer immediately prior to the date of exercise of an Option; or in default of doing so

•                  in the case of the exercise of an Option, the Participant shall be deemed to have appointed the Employer (or at its direction any other person or persons) as agent and attorney for the sale of shares acquired on exercise of an Option and to have authorised the payment to the Employer (or such other person or persons) of the appropriate amount out of the net proceeds of sale of the shares;

•                  in the case of the receipt by the Participant of a cash payment on the assignment, release or surrender of an Option, the Participant shall authorise the Employer to procure the deduction from such payment of the appropriate amount, and the Employer shall pay such amount (or shall procure its payment) to the Inland Revenue within 14 days of the end of the income tax month in which the share option gain occurs in compliance with the relevant obligations under the PAYE system as it applies to NICs.

The above method of securing that transferred secondary NICs liability is met shall apply even if the Participant has ceased to be employed by the Employer or is abroad at the time of the share option gain.

Notice to the Company of key events

Exercise of Option

Under the rules of the Plan, the Employer as the grantor of the Option must receive notice of the Participant’s intention to exercise an Option as this will require prior submission to the Employer by the Participant of a notice of exercise. The Employer will therefore be given immediate notice of such exercise.

Release of Option

Before releasing an Option the Participant shall give not less than 10 days prior notice in writing of such event to the Employer as the grantor of the Option, with material details of the circumstances of the release.

Assignment of Option

Under the rules of the Plan an Option may not be assigned in any circumstances.

Circumstances in which this Agreement shall cease to have effect

•             the Option is exercised or lapses;

•                  subject to such approval as may be required by the Inland Revenue, the Agreement is jointly revoked in writing by the Participant and the Employer;

•                  the Inland Revenue withdraws approval in relation to options capable of being covered by this Agreement but which have not yet been granted;

•                  there is a change in the law such that the Employer is not legally entitled to transfer the liability for the secondary NICs covered by this Agreement to the Participant.

General

References in this Agreement to the exercise of an Option shall, according to the context, be deemed to include the exercise, assignment, release or cancellation of such Option.

Any notices or other communications between the Participant and the Employer made under this Agreement shall be given to the Participant at the latest permanent address of the Participant held by the Grantor, and to the Employer at its registered office, or to such other addresses as one party shall notify to the other in writing from time to time.

This Agreement takes effect under and in compliance with paragraph 3B, schedule 1, Social Security Contributions and Benefits Act 1992 and is in a form approved by the Inland Revenue.

In relation to any Option, the Employer has made a generic agreement under and in compliance with the Regulations which is in a form approved by the Inland Revenue.

This Agreement shall be governed by and construed in accordance with the laws of England.

Undertaking by the Participant

This Agreement shall be legally binding on the Participant at all times, including at any time during which the Option Participant is resident, domiciled, employed or working in a non-UK jurisdiction on the date that a relevant gain is made in relation to any Option.

PARTICIPANT

(Signature)

(Date)